Exhibit 99.1

(Formerly Silicon Valley Bancshares)

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
July 21, 2005	Lisa Bertolet	Carrie Merrit
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-7193

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES SELECTED PRELIMINARY SECOND QUARTER
FINANCIAL RESULTS AND CHANGE IN ACCOUNTING FOR WARRANTS

Continued Positive Trends in Commercial and Investment Banking Business; Company to Restate Financials due to
Change in Accounting Treatment for Warrants; Restatement to Have No Impact on Cash

SANTA CLARA, Calif. — July 21, 2005 — SVB Financial Group (Nasdaq: SIVB) announced today selected preliminary financial results for the second quarter of 2005.  As described in further detail below, the Company is changing its accounting treatment for warrants and will not be able to provide complete second quarter financial results until that process is complete.

The Company plans to restate its consolidated financial statements for the third and fourth quarters of 2001 and the years 2002, 2003 and 2004 and the first quarter of 2005 due to a revision in the accounting treatment for its portfolio of unexercised warrant securities in privately-held companies SVB Financial Group has taken in connection with credit facilities extended to such client companies.  The Company recently became aware that its accounting for the warrants should conform to a 2001 interpretation of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). As a result, the Company’s accounting for warrants with net share settlement provisions, received in connection with client credit facilities will be revised beginning as of the third quarter of 2001.

Under the revised accounting treatment, warrants in privately-held companies which include net share settlement provisions held by SVB Financial Group will be recorded at fair value as an asset on the Company’s balance sheet at the time they are issued and marked to market for each subsequent reporting period in which they remain outstanding.  Additionally, the grant date fair value of these warrant securities are required to be recognized in interest income as an adjustment of loan yield using the interest method as prescribed by SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” over the life of the applicable credit facilities provided by the Company to the client companies issuing such warrant securities.  Any changes from the initial fair value on the balance sheet will be recognized in the Company’s net income as a component of noninterest income. Previously the Company had recorded these warrant securities on its balance sheet at a nominal value until the date they became marketable, the date of expiration, or the date the issuing company became acquired by a publicly traded company. At the beginning of the third quarter of 2001, this accounting change will cause the Company to recognize a portion of the fair value of the warrant as a yield adjustment over the remaining life of the related loans. In accordance with the implementation provisions of SFAS No. 133, the balance of the fair value of the warrant portfolio will be reported as a cumulative effect of a change in accounting principle. Further, these changes are expected to increase the Company’s total income for all of the restated periods taken as a whole, although it is possible that income may be somewhat lower in some periods.  It is also expected to increase its retained earnings in the aggregate, resulting in an increase in total stockholders’ equity.  Neither the accounting changes nor the restatement will have an impact on the Company’s cash flows or cash position.

Amended financial statements are expected to be filed with the Securities and Exchange Commission shortly before or simultaneously with the Company’s quarterly report on Form 10-Q for the second quarter.  The Company intends to amend its annual report on Form 10-K for the year ending December 31, 2004, which will include a restatement of its consolidated financial statements for the years 2002, 2003 and 2004.  Additionally, the Company may need to restate information related to the first quarter of 2005. While it is the Company’s goal to complete its review and restatement in time to file its quarterly report by August 9, 2005, given the scope of the restatement process, the Company cannot ensure that the report will be filed in a timely manner.

Second Quarter Highlights

This release contains both selected second quarter financial information that is not expected to be impacted by the revised accounting treatment and the planned restatement, and some selected financial information that is expected to be impacted.  Unaffected items are presented along with applicable comparison information for the first quarter, the six-month period ending June 30, 2005 and the comparable 2004 periods.  Where possible, estimates have been provided for items that are expected to be impacted.  While these estimates are not accompanied by any comparison information and are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

•                                          The Company estimates that net interest margin increased in the second quarter of 2005 to at least 6.50 percent.  The estimated increase from the prior quarter is expected to be largely driven by improvements in yields generated by the loan portfolio. During the second quarter, yield on the Company’s loan portfolio rose primarily due to recent increases in short-term market interest rates.

•                                          The Company estimates that net interest income increased to at least $73.4 million in the second quarter of 2005. The estimated increase from the prior quarter in net interest income is expected to be primarily attributable to loan growth and an estimated higher net interest margin.

•                                          Quarterly average gross loans at $2.3 billion in the second quarter of 2005 were 3.7 percent higher than in the first quarter of 2005, and represented the highest quarterly average in the Company’s history.

•                                          Client investment fees for the second quarter of 2005 totaled $7.8 million and were $0.4 million higher than fees taken in the first quarter of 2005.

•                                          The Company recorded a provision for loan and lease losses of $0.9 million in the second quarter of 2005, compared to a recovery of provision for loan and lease losses of $(3.8) million in the first quarter of 2005. In the second quarter of 2005, the Company experienced marginal net charge-offs due to approximately $2.1 million in gross charge-offs and $1.9 million in gross recoveries.  This compares to gross charge-offs of $4.0 million and gross recoveries of $6.0 million in the first quarter of 2005.

•                                          Nonperforming loans (NPLs) were 0.65 percent of total gross loans, up from 0.59 percent both in the first quarter of 2005 and second quarter of 2004. The allowance to cover probable loan and lease losses was at 230.54 percent of NPLs at June 30, 2005, compared to 256.34 percent at March 31, 2005 and 357.41 percent at June 30, 2004.

“Our results this quarter are further validation that we have made the right strategic decisions about how to build and grow our business,” said Ken Wilcox, president and CEO of SVB Financial Group.  “By continuing to offer the most comprehensive, focused and flexible array of financial solutions for entrepreneurial companies at every stage, we are strengthening and expanding, our client relationships.  In addition, we are building a strong foundation that will allow us to continue to meet the evolving needs of our current customers, while offering a complete and compelling range of services to attract new clients.  With respect to the pending restatement, SVB Financial Group is committed to the highest level of financial reporting standards and we are working to complete our revised financials as quickly as possible.”

Selected Second Quarter Financial Results

Average Assets and Deposits

The Company estimates quarterly average assets to be at least $5.0 billion.

Quarterly average gross loan balance increased $0.1 billion to $2.3 billion in the second quarter of 2005 from $2.2 billion in the first quarter of 2005. The majority of the increase was in commercial loans.

Quarterly average investment securities for the second quarter of 2005 were $2.1 billion, which was essentially flat compared to the first quarter of 2005, and increased by $0.2 billion from the second quarter of 2004.

Quarterly average deposit balances decreased $0.1 billion to $4.1 billion in the second quarter of 2005 from $4.2 billion in the first quarter of 2005. The average noninterest-bearing demand deposit balance per client was $276.5 thousand at June 30, 2005, versus $275.5 thousand at March 31, 2005, and $265.9 thousand at June 30, 2004.

Quarter-End Assets  and Deposits

The Company estimates total assets at June 30, 2005 to be at least $5.3 billion.

Period-end total deposits of $4.4 billion at June 30, 2005 were up $0.2 billion from $4.2 billion at March 31, 2005, and up $0.4 billion from $4.0 billion at June 30, 2004.

Net Interest Income

Subject to the changes in accounting treatment and the planned restatement, the Company estimates net interest income for the second quarter of 2005 to be at least $73.4 million.  The estimated growth in the second quarter of 2005 is expected to be primarily due to increases in income from the loan portfolio, which was driven by increases in total average loans, combined with improvements in loan yields.

The Company increased it prime lending rate by 25 basis points to 6.00 percent on May 4, 2005.  Subsequent to quarter end, the rate was increased by another 25 basis points on to 6.25 percent on July 1, 2005.  As of June 30, 2005, approximately 76.6 percent, or $1.9 billion of the Company’s outstanding loans, were variable rate loans and would reprice with any increases in the Company’s prime lending rate.

Net Interest Margin

Subject to the changes in accounting treatment and the planned restatement, the Company estimates that net interest margin for the second quarter of 2005 rose to at least 6.50 percent.  Improvements in yields generated from the loan portfolio are expected to be the primary driver.  During the second quarter, increases in yield on the Company’s loan portfolio are expected to be primarily due to recent increases in short-term market interest rates.

Selected Noninterest Income

Letter of Credit and Foreign Exchange Fee Income

Letter of credit and foreign exchange fee income was $7.2 million in the second quarter of 2005, an increase of $1.9 million, or 35.8 percent from the first quarter of 2005. The increase in letter of credit and foreign exchange income was primarily due to the change in fair value of foreign exchange forward contracts entered into for the purpose of decreasing the foreign currency exposure associated with certain Euro and British Pound denominated loans to clients. These foreign currency forward contracts do not qualify for hedge accounting and as such the contracts are carried at fair value on the balance sheet and the changes in fair value are recognized in net income.

Foreign Exchange Transaction Losses

The related Euro and British Pound denominated loans, noted above, were also re-measured into U.S. dollars at quarter end resulting in foreign currency transaction losses of $1.2 million.

Client Investment Fees Income

	For the three months ended			For the six months ended
(Dollars in millions)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Client Investment Fees	$7.8	$7.4	$6.4	$15.2	$12.7

Client Investment Funds and Deposits

(Dollars in millions)	At June 30, 2005	At March 31, 2005	At June 30, 2004
Client Investment Funds (1):
Client Directed Investment Assets	$8,073.9	$7,452.0	$7,761.3
Sweep Money Market Funds	1,468.6	1,355.5	1,187.5
Client Investment Assets Under Management	3,445.6	2,917.7	2,007.5
Total Client Investment Funds	$12,988.1	$11,725.2	$10,956.3

Deposits:
Noninterest-Bearing Demand	$2,728.8	$2,642.6	$2,394.6
Negotiable Order of Withdrawal (NOW)	38.4	29.3	19.5
Money Market	1,315.8	1,191.5	1,275.0
Time	290.2	292.9	316.3
Total Deposits	$4,373.2	$4,156.3	$4,005.4

Total Client Investment Funds and Deposits	$17,361.3	$15,881.5	$14,961.7

(1)   Client Funds invested through SVB Financial Group, maintained at third party financial institutions.

Average client directed funds in investments, sweep money market products and assets under management increased to $12.3 billion during the second quarter of 2005 from $11.5 billion during the first quarter of 2005.

Investment Gains/Losses

Investment gains were $0.2 million in the second quarter of 2005, compared to gains of $1.6 million in the first quarter of 2005 and gains of $0.5 million in the second quarter of 2004. Losses on the Company’s equity investments, net of minority interest, were $0.1 million in the second quarter of 2005, compared to gains of $1.2 million in the first quarter of 2005 and losses of $0.3 million in second quarter of 2004, respectively.

Noninterest Expense

Noninterest expense totaled $66.3 million in the second quarter of 2005, an increase of $5.7 million, or 9.3 percent, from the $60.6 million in the first quarter of 2005. The increase in noninterest expense was primarily due to compensation, professional services, furniture and equipment purchases, and business development and travel expenses. The increase in compensation expense is largely due to higher variable compensation associated with improved financial performance at many of our business units.

Noninterest expense of $126.9 million for the six months ended June 30, 2005 increased $7.7 million, or 6.5 percent, compared to $119.2 million for the six months ended June 30, 2004, primarily due to an increase in variable compensation expense and an increase in professional services fees associated with certain business initiatives and a commitment of resources to accomplish and maintain compliance with the Sarbanes-Oxley Act of 2002.

Client Warrants

During the second quarter of 2005, the Company exercised 38 warrants and realized $5.6 million in net cash proceeds.  As of June 30, 2005, the Company directly held 1,948 warrants in 1,390 companies and made investments through its managed investment funds, in 317 venture capital funds, 40 companies and two venture debt funds. The Company is typically contractually precluded from taking steps to hedge any current unrealized gains associated with many of these equity instruments. Hence, the amount of income realized by the Company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Credit Quality

NPLs totaled $15.8 million, or 0.65 percent of total gross loans, at June 30, 2005, compared to $13.9 million, or 0.59 percent of gross loans, at March 31, 2005 and $12.6 million, or 0.59 percent at June 30, 2004.  The Company’s allowance for loan and lease losses was $36.4 million, or 1.49 percent, of total gross loans and 230.54 percent of NPLs, at June 30, 2005. This compares to $35.7 million, or 1.51 percent, of total gross loans and 256.34 percent of NPLs, at March 31, 2005. At June 30, 2004, the allowance for loan and lease losses totaled $44.9 million, or 2.11 percent of total gross loans and 357.41 percent of NPLs.

The Company realized $2.1 million in gross charge-offs and $1.9 million in gross recoveries during the second quarter of 2005.  This compares to gross charge-offs of $4.0 million and gross recoveries of $6.0 million in the first quarter of 2005.

The Company’s allowance for unfunded credit commitments was $14.9 million at June 30, 2005, a $1.1 million or 6.7 percent decrease, from the balance at March 31, 2005.

Stock Repurchase Program and Capital Ratios

The Company repurchased 831,300 shares of its common stock for a total cost of $39.2 million in the second quarter of 2005 under the Company’s stock repurchase program. From May 2003, when the program was approved by its board of directors through June 30, 2005, the Company repurchased 6.4 million shares for a total cost of $199.0 million.  The Company still has approximately $32.3 million available to repurchase shares under the current program.

Subject to the proposed changes in accounting treatment and the planned restatement, both SVB Financial Group and Silicon Valley Bank’s capital ratios are expected to be in excess of regulatory guidelines for classification, as a well-capitalized depository institution as of June 30, 2005.

Allowance for Loan and Lease Losses

Prior to the fourth quarter of 2004, the Company aggregated its allowance for loan and lease losses and its allowance for unfunded credit commitments and reflected the aggregate allowance in its Allowance for Loan and Lease Losses (ALLL) balance. Beginning with the fourth quarter of 2004, the Company reflected its allowance for loan losses in its ALLL balance and its allowance for unfunded credit commitments as “Other Liabilities.” These reclassifications were also made to prior periods’ balance sheets to conform to current period’s presentations. Additionally, the Company reclassified expense related to the ALLL to provision for loan and lease losses and expense related to changes in the allowance for unfunded credit commitments into noninterest expense for all periods presented. Such reclassifications had no effect on our results of operations or stockholders’ equity but have had the effect of lowering the Company’s ALLL to total gross loans and ALLL to nonperforming loans ratios.  See Credit Quality table at the end of this Press Release.

Outlook for Third Quarter 2005

The Company is unable to provide at this time earnings per share guidance for the third quarter of 2005 due to the pending accounting changes and the restatement.  However, the Company expects another increase in the Federal Funds rate of 25 bps in addition to the 25 bps increase announced on June 30, 2005, a modest provision for loan losses, and lower noninterest expense due to lower variable and equity compensation costs than in the second quarter and offset somewhat by higher professional services and compliance costs related to Sarbanes-Oxley Act compliance. We also expect somewhat stronger loan and deposit growth in the third quarter compared to the second quarter, and noninterest income consistent with the second quarter.  The preceding statements regarding our expectations of loan and deposit growth and noninterest income for the third quarter of 2005 are forward looking statements.  Actual results may differ.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, the statements made above under “Outlook for Third Quarter 2005,” statements concerning the expected impact of the Company’s application of SFAS No. 133 to its financial statements and statements concerning the expected timing of filings by the Company with the Securities and Exchange Commission. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation:

•                  projections of the Company’s revenues, income, earnings per share, cash flows, balance sheet, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions;

•                  statements about the efficacy of the Company’s strategy;

•                  forecasts of venture capital funding levels;

•                  forecasts of expected levels of provisions for loan losses;

•                  forecasts of future economic performance;

•                  forecasts of future prevailing interest rates;

•                  forecasts of future recoveries on currently held investments;

•                  statements about the estimated impact of accounting changes;

•                  statements about the expected timing of filings by the Company with the Securities and Exchange Commission; or

•                  descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing our management’s expectations about the following:

•                  its financial results for the second quarter of 2005;

•                  its restated financial results for prior periods;

•                  future EPS;

•                  future performance;

•                  future market interest rates; or

•                  future economic conditions.

Factors that may cause the third quarter 2005 outlook to change include the following:

•                  adjustments needed in the transaction closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America;

•                  changes in the state of the economy or the markets served by the Company;

•                  changes in credit quality of the Company’s loan portfolio;

•                  changes in interest rates or market levels; and/or

•                  changes in the performance or equity valuation of companies it has invested in.

Due to the changes in accounting treatment and the pending restatement, the Company’s selected preliminary financial results for the quarter are subject to completion of the review by the Company and its independent registered public accounting firm. In addition, the timing and impact of the Company’s expected restatement and completion of its financial statements for the second quarter of fiscal 2005 are based on incomplete current information and could prove to be inaccurate if unexpected difficulties are encountered in the process of completing the restatement and completion of such financial statements or if new facts come to light in the course of such process that were not previously anticipated.

For information with respect to factors that could cause actual results to differ from the expectations stated in forward-looking statements, also please see the text under the caption “Factors That May Affect Future Results” included under Item 7A of our most recently filed Form 10-K for the annual period ended December 31, 2004 and Item 3 of our most recently filed Form 10-Q for the quarter ended March 31, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2005 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Conference Call

On July 21, 2005, the Company will host a conference call at 2:00 p.m. (PDT) to discuss the second quarter financial results and its plan to restate its financial statements.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, July 21, 2005, through midnight (PDT), on Monday, August 22, 2005, by dialing (866) 507-6400. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than twenty years, SVB Financial Group, formerly Silicon Valley Bancshares, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. More information on the Company can be found at www.svb.com.

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED STATEMENT OF INCOME LINE ITEMS

INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Statements of Income and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items and subtotals that have been excluded from this table include: Loan Interest Income; Investment Securities Taxable; Investment Securities Non-Taxable; Federal Funds Sold and Securities Purchased under Agreement to Resell; Total Interest Income; Net Interest Income; Net Interest Income after (Recovery of)/Provision for Loan and Lease Losses; Income from Client Warrants; Gain/Loss on Derivatives; Total Noninterest Income; Income Before Minority Interest in Net (Gains)/Losses of Consolidated Affiliates and Income Tax Expense; Income Before Income Tax Expense; Income Tax Expense; Net Income; Earnings Per Common Share- Basic and Diluted.  Selected Financial Data excluded are: Return on Average Assets; Return on Average Equity; Weighted Average Shares Outstanding – Diluted.

	For the three months ended			For the six months ended
(Dollars in thousands)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Interest Expense
Deposits	$2,848	$2,262	$2,124	$5,110	$4,138
Other Borrowings	931	795	712	1,726	1,438
Total Interest Expense	3,779	3,057	2,836	6,836	5,576

(Recovery of)/Provision for Loan and Lease Losses	932	(3,843)	(5,860)	(2,911)	(5,124)

Noninterest Income:
Client Investment Fees	7,805	7,396	6,399	15,201	12,667
Letter of Credit and Foreign Exchange Fee Income	7,244	5,336	3,805	12,580	7,534
Corporate Finance Fees	6,934	4,748	10,897	11,682	14,984
Deposit Service Charges	2,378	2,504	3,695	4,882	7,408
Investment Gains	196	1,599	478	1,795	1,800
Foreign Exchange Transactions Losses	(1,182)	(643)	—	(1,825)	—
Other	3,290	3,512	2,924	6,802	5,783

Noninterest Expense:
Compensation and Benefits	$44,313	$40,154	$41,153	$84,467	$75,256
Professional Services	5,653	5,070	4,876	10,723	8,215
Net Occupancy	4,137	4,580	4,587	8,717	9,110
Furniture and Equipment	3,300	2,719	3,450	6,019	6,359
Business Development and Travel	2,702	2,090	2,180	4,792	4,171
Correspondent Bank Fees	1,475	1,221	1,243	2,696	2,524
Data Processing Services	952	1,013	789	1,965	1,874
Telephone	1,061	889	902	1,950	1,684
(Recovery of)/Provision for unfunded credit commitments	(1,074)	(185)	3,101	(1,259)	2,382
Other	3,761	3,072	4,470	6,833	7,626
Total Noninterest Expense	66,280	60,623	66,751	126,903	119,201

(Minority Interest in Net Gains)/Losses of Consolidated Affiliates	(190)	(616)	67	(806)	548

Common Shares:
Weighted Average Shares Outstanding – Basic	34,746,205	35,384,558	35,048,871	35,063,626	34,965,037

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED BALANCE SHEET LINE ITEMS

INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Balance Sheets and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items and subtotals that have been excluded from this table include:  Investment Securities; Unearned Income on Loans; Loans, Net of Unearned Income; Net Loans; Accrued Interest Receivable and Other Assets; Total Assets; Other Liabilities; Total Liabilities; Stockholders’ Equity; Common Stock; Additional Paid-In Capital; Retained Earnings; Unearned Compensation; Accumulated Other Comprehensive Income; Total Stockholders’ Equity; Total Liabilities, Minority Interest and Stockholders’ Equity; Capital Ratios; Total Risk-Based Capital Ratio, Tier 1 Risk-Based Capital Ratio; Tier 1 Leverage Ratio; Book Value Per Share.

(Dollars in thousands)	June 30, 2005	March 31, 2005	June 30, 2004
Assets:
Cash and Due from Banks	$252,459	$252,659	$213,530
Federal Funds Sold and Securities Purchased Under Agreement to Resell	194,205	144,048	331,104
Loans:
Gross Loans	2,444,303	2,357,679	2,128,091
Allowance for Loan and Lease Losses	(36,372)	(35,698)	(44,880)
Premises and Equipment, net of Accumulated Depreciation	19,248	16,476	14,083
Goodwill	35,639	35,639	37,549

Liabilities and Minority Interest:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,728,748	$2,642,591	$2,394,651
Negotiable Order of Withdrawal (NOW)	38,446	29,320	19,469
Money Market	1,315,850	1,191,474	1,274,997
Time	290,177	292,890	316,269
Total Deposits	4,373,221	4,156,275	4,005,386

Contingently Convertible Debt	147,195	146,975	146,268
Junior Subordinated Debentures	49,493	50,272	50,558
Other Borrowings	11,418	11,915	43,242

Minority Interest in Capital of Consolidated Affiliates	98,077	84,924	68,692

Other Period-End Statistics:
Full-Time Equivalent Employees	1,034	1,037	991
Common Stock Outstanding	35,097,064	35,406,732	35,576,861

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED AVERAGE BALANCE SHEET LINE ITEMS

INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Average Balance Sheets and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items, categories and subtotals that have been excluded from this table include: Interest Income/Expense for Loans; Yields for Loans; Total Loans, Net of Unearned Income; Total Interest Earning Assets; Cash and Due From Banks; Allowance for Loan and Lease Losses; Goodwill; Other Assets; Total Assets; Portion of Noninterest-Bearing Funding Sources; Total Funding Sources; Other Liabilities; Stockholders’ Equity; Portion Used to Fund Interest-Earning Assets; Total Liabilities, Minority Interest and Stockholders’ Equity; Net Interest Income and Margin; Average Stockholders’ Equity as a Percentage of Average Assets.

	For the three months ended,
	June 30, 2005			March 31, 2005
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$189,920	$1,296	2.74%	$359,312	$2,197	2.48%
Investment Securities: (2)
Taxable	2,030,746	21,920	4.33	2,020,406	21,736	4.36
Non-Taxable (3)	86,194	1,457	6.78	92,079	1,574	6.93
Gross Loans:
Commercial	$1,872,921			$1,802,600
Real Estate Construction and Term	158,578			150,993
Consumer and Other	240,514			237,366
Total Gross Loans	$2,272,013	41,590		$2,190,959	38,756

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$38,486	$39	0.41%	$30,594	$30	0.40%
Regular Money Market Deposits	427,270	755	0.71	498,379	692	0.56
Bonus Money Market Deposits	823,503	1,593	0.78	740,967	1,048	0.57
Time Deposits	287,115	461	0.64	313,870	492	0.64
Contingently Convertible Debt	147,081	235	0.64	146,844	236	0.65
Junior Subordinated Debentures	50,271	554	4.42	49,491	484	3.97
Other Borrowings	17,943	142	3.17	9,743	75	3.12
Total Interest-Bearing Liabilities	$1,791,669	$3,779	0.85%	$1,789,888	$3,057	0.69%

Noninterest-Bearing Funding Sources:
Demand Deposits	$2,537,571			$2,613,554
Minority Interest in Capital of Consolidated Affiliates	89,343			72,438

Total Deposits	$4,113,945			$4,197,364

(1)           Includes average interest-bearing deposits in other financial institutions of $26.4 million and $19.7 million for the second and first quarter 2005, respectively.

(2)           Average noninterest-earning investment securities, primarily marketable and non-marketable equity securities, are excluded from the average investment securities.

(3)           Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2005 and 2004. The tax equivalent adjustments were $510.0 thousand and $551.0 thousand for the second and first quarter 2005, respectively.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CREDIT QUALITY

(Unaudited)

The following table includes selected Credit Quality line items and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items that have been excluded from this table include: Nonperforming Loans as a Percentage of Total Assets.

(Dollars in thousands)	June 30, 2005	March 31, 2005	June 30, 2004
Nonperforming Loans:

Loans Past Due 90 Days or More	$—	$566	$547
Nonaccrual Loans	15,777	13,360	12,010
Total Nonperforming Loans (1)	$15,777	$13,926	$12,557

Nonperforming Loans as a Percentage of Total Gross Loans	0.65%	0.59%	0.59%

Allowance for Loan and Lease Losses	$36,372	$35,698	$44,880
As a Percentage of Total Gross Loans	1.49%	1.51%	2.11%
As a Percentage of Nonperforming Loans	230.54%	256.34%	357.41%
Allowance For Loan Loss Contingency	$14,928	$16,002	$17,020
Total Gross Loans	$2,444,303	$2,357,679	$2,128,091

(1)         Nonperforming loans equal nonperforming assets for each respective period.

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